Exhibit 10.4

JAVELIN PHARMACEUTICALS, INC.

2005 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This restricted stock unit agreement (the “Agreement”), dated __________ (the "Grant Date"), is delivered by Javelin Pharmaceuticals, Inc. (the "Company") to ______________ (the "Grantee").

1.  Grant of Restricted Stock Units.  The Company has established a RSU Account on the Grantee's behalf under the Javelin Pharmaceuticals, Inc, 2005 Omnibus Stock Incentive Plan (the "Plan"), and credited it with RSUs as provided on Schedule I attached hereto.  Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meaning ascribed to such terms in the Plan.

2.  Nature of Restricted Stock Unit.  The RSUs represent an unfunded and unsecured promise by the Company to pay amounts in the future in accordance with this Award.  The RSUs do not entitle Grantee to vote any Shares or to receive dividends.  The RSUs may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of the Grantee.

3.  Vesting of the RSUs.  The RSUs  will vest as provided on Schedule I. Furthermore, in the event of Grantee's death or disability, the RSUs will become fully vested.

4.  Payment of the RSUs.  Upon Grantee's satisfaction of the applicable vesting conditions, the Company will immediately distribute a Share to Grantee for each RSU credited to Grantee's RSU Account.  In all events the Company shall distribute Shares to the Grantee in satisfaction of the RSUs no later than March 15 of the year following the year in which the RSUs vest.

5.  409A Change in Control Event.  A 409A Change in Control Event shall mean a change in the effective control of the Company.  A change in the effective control of the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company possessing [thirty (30%)] percent or more of the total voting power of the stock of Company; or (B) a majority of members of Company’s Board of Directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable where a majority shareholder of Company is another corporation.

In the event a Change in Control event or Corporate Transaction occurs which is not a 409A Change in Control Event, all RSUs under this Agreement shall become fully vested immediately.  The RSUs will not become distributable (because of the Change in Control event or Corporate Transaction), however, but will continue to be subject to the distribution dates in Schedule I.

In the event a Change in Control event or Corporate Transaction occurs which is a 409A Change in Control Event, all RSUs under this Agreement shall become fully vested and distributable immediately. The Company will distribute a Share to Grantee for each RSU credited to Grantee's RSU Account under this Agreement and in full satisfaction of the RSUs as soon as administratively feasible and in no event later than 60 days from the date of the 409A Change in Control Event.

6.  No Implied Rights.   Nothing contained in this Agreement or in the Plan shall confer upon Grantee any right with respect to the terms of or continuation of Grantee’s employment with the Company, or to interfere with the right of the Company to terminate Grantee’s employment at any time, with or without cause.

7.  Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws provisions.

8.  Taxes.   The Company does not make any representation to Grantee, by way of this Agreement or otherwise, with respect to the actual tax consequences of the RSUs granted or any subsequent disposition of the Shares acquired under the RSUs. Grantee agrees to make appropriate arrangements with the Company for the satisfaction of all federal, state, local, and foreign income and employment tax withholding requirements applicable to the RSUs.  Grantee acknowledges and agrees that the Company may refuse to deliver Shares if such withholding amounts, if required, are not satisfied.

9.  Internal Revenue Code Section 83(b).  Pursuant to Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, the Grantee will not be entitled to make an election to be taxed upon grant of the RSUs.

10.   Internal Revenue Code Section 409A.  This Agreement is intended to comply with the requirements of Code Section 409A, and the Agreement shall be interpreted in accordance with such requirements.  Notwithstanding any other provisions of this Agreement to the contrary, any payment otherwise due to Grantee upon Grantee’s termination from employment with the Company shall not be made until and unless such termination from employment constitutes a “Separation from Service”, as such term is defined under Code Section 409A.  The preceding provision shall have no effect on payments otherwise due or payable under this Agreement to Grantee or on Grantee’s behalf, which are not on account of Grantee’s termination from employment with the Company, including as a result of Grantee’s death.  Furthermore, if the Company reasonably determines that Grantee is a “Specified Employee” as defined by Code Section 409A, upon termination of Grantee’s employment for any reason other than death (whether by resignation or otherwise), no payment may be paid to Grantee earlier than six months after the date of termination of Grantee’s employment if such payment would violate Code Section 409A, and the regulations issued thereunder, and payment shall be made, on the date that is six months and one day after the termination of Grantee’s employment. Each payment made under this agreement shall be designated as a “separate payment” for purposes of Code Section 409A.

11.  Agreement Subject to Plan.  This Agreement is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.  In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan and Awards related thereto, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.  Its determination shall be conclusive and binding upon Grantee, and shall be given the maximum deference permitted by law.    Grantee acknowledges by signing this Agreement that he has received and reviewed a copy of the Plan.

12.  Entire Agreement.   This Agreement and the Plan constitute the entire agreement between the Company and Grantee with respect to the RSUs granted herein.

JAVELIN PHARMACEUTICALS, INC.

By:

The undersigned hereby acknowledges receipt of the foregoing Agreement and a copy of the Plan, and agrees to be bound by all of the terms and conditions herein and therein with respect to the RSUs granted herein.

GRANTEE:

Signature

Print Name

Address (Street)
(City, State, Zip Code)
Social Security Number
Dated:

SCHEDULE I

Grant Date:	__________

Number of RSUs:	__________ (“Total Units”)

Vesting Schedule:

Portion of Total Units	Vesting Date

Distribution Schedule:

Portion of Total Units	Distribution Date

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